Exhibit 99.1

Eastside Distilling Ships Largest Order in Company’s History

PORTLAND, OR— September 13, 2016) - Eastside Distilling, Inc. (OTCQB: ESDI) (“ESDI” or the “Company”), a producer of award-winning master-crafted spirits announced that it has recently shipped its single largest order in its history.

In an interview on a local Portland, Oregon news station, on September 12, 2016 ESDI's Master Distiller Melissa Heim stated that the Company had recently shipped its single largest order (approximately 2,000 cases) to date to the East Coast. This shipment had not been previously disclosed by the Company. In reliance on Regulation FD, ESDI is distributing this information to the market by way of this press release and related Form 8-K filing. A copy of Ms. Heim’s full interview can be found on the investor relations section of the Company’s website at www.eastsidedistilling.com.

About Regulation Fair Disclosure,

Commonly referred to as Regulation FD or Reg FD, is a regulation that was promulgated by the U.S. Securities and Exchange Commission (SEC) in August 2000. The rule prohibits companies from selectively disclosing material nonpublic information to analysts, institutional investors and others without concurrently making widespread public disclosure..

About Eastside Distilling
Eastside Distilling, Inc. (OTCQB: ESDI) is located in Southeast Portland's Distillery Row, and has been producing high-quality, master crafted spirits since 2008. Makers of award winning spirits, the company is unique in the marketplace and distinguished by its highly decorated product lineup that includes Barrel Hitch American Whiskies, Burnside Bourbon, Below Deck Rums, Portland Potato Vodka, and a distinctive line of infused whiskeys. All Eastside spirits are master crafted from natural ingredients for unparalleled quality and taste. The company is publicly traded under the symbol OTCQB: ESDI. For more information visit: www.eastsidedistilling.com or follow the company on Twitter and Facebook.

Important Cautions Regarding Forward-Looking Statements
Certain matters discussed in this press release may be forward-looking statements. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company's products in the market; the Company's success in obtaining new customers; the Company's success in product development; the Company's ability to execute its business model and strategic plans; the Company's success in integrating acquired entities and assets, and all the risks and related information described from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"), including the financial statements and related information contained in the Company's Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q. Examples of forward-looking statements in this release may include statements related to our strategic focus, product verticals, anticipated revenue, and profitability. The Company assumes no obligation to update the cautionary information in this release.

Company Contact:

Eastside Distilling

inquiries@eastsidedistilling.com

Investors:

Robert Blum, Joe Diaz or Joe Dorame

Lytham Partners, LLC

(602) 889-9700

esdi@lythampartners.com